Exhibit 99.1

Contacts:

For More Information:

CCG Investor Relations Crocker Coulson, President 10960 Wilshire Boulevard, Suite 2050 Los Angeles, CA 90024 (310) 231-8600 crocker.coulson@ccgir.com	Applied Imaging Corp. Terry Griffin, Chief Financial Officer 120 Baytech Drive San Jose, CA 95134 (408) 719-6417 tgriffin@aicorp.com

FOR IMMEDIATE RELEASE:

Proposed Acquisition of Applied Imaging

San Jose, CA, September 1, 2006 – Applied Imaging Corp. (“Applied Imaging” or the “Company”) (OTC BB: AICX.OB), a leading supplier of automated imaging and image analysis systems, today announced that it had entered into a definitive agreement to be acquired by Genetix Group plc. (“Genetix”) (AIM: GTX), the UK-based cell biology, proteomics & genomics health technology group, in an all cash transaction valued at $18.3 million.

Under the terms of the agreement, which is subject to approval by Applied Imaging’s stockholders, Genetix will pay $3.06 per share to acquire all of Applied Imaging’s common stock. The transaction is expected to close in the fourth quarter of 2006. Aquilo Partners, Inc. acted as exclusive financial advisor to Applied Imaging in the transaction.

Based in New Milton, Hampshire, UK, Genetix designs, develops and manufactures innovative systems that reduce the time and cost of introducing new biopharmaceuticals. Its products include instruments and consumables that were used in the Human Genome Project and are now used in the genetic analysis of human diseases - analyzing and selecting cells for the production of therapeutic proteins. In addition to its UK headquarters, Genetix has offices in Boston, MA and Munich, Germany.

As a result of the proposed combination, Applied Imaging and Genetix expect to be better able to pursue growth opportunities and longer-term strategic goals through leverage of technical, commercial and capital resources, as well as by cross-selling of an enhanced product portfolio.

“This proposed acquisition is consistent with our strategy to broaden and strengthen our capabilities in cell imaging and analysis. By diversifying our product portfolio and building our US presence we will be better able to address global growth opportunities in the drug discovery and clinical diagnostics markets. Genetix’s cell biology instruments and reagents complement Applied Imaging’s imaging and image analysis systems and will help both companies to expand in the US, Europe and Asia,” said Mark Reid, CEO of Genetix.

“Genetix’s capabilities are very complementary to those of Applied Imaging”, added Robin Stracey, President and CEO of Applied Imaging. “We are excited by the synergies and the prospects for enhanced competitiveness of the combined company. We believe this is the right path for our stockholders, our customers and our employees.”

Kirk Raab, Applied Imaging’s Chairman, commented “This transaction provides Applied Imaging’s stockholders with significant value. In addition, the combined Company will have a stronger market position and capital structure to be able to execute strategic growth initiatives.”

About Applied Imaging

Applied Imaging Corp., based in San Jose, California, is a leading supplier of automated imaging and image analysis systems for the detection and characterization of chromosomes and molecular markers in genetics and cancer applications. The Company markets a wide range of imaging and image analysis systems for fluorescence and brightfield microscopy, including the Company’s Ariol® and CytoVision® product families. Applied Imaging has installed over 4,000 systems in over 1,000 laboratories in more than 60 countries. The Company is also developing a system for the detection, quantification and characterization of circulating tumor cells from the blood of cancer patients. More information about Applied Imaging can be found at http://www.aicorp.com.

About Genetix

Genetix adds value to scientists working at the cutting edge of cell biology, proteomics and genomics through its pioneering development of automated systems. The Company’s core skill is in the design, development and manufacture of innovative systems that reduce the time and cost of introducing new biopharmaceuticals. Its products include instruments and consumables that were used in the Human Genome Project and are now used in the genetic analysis of human diseases - analysing and selecting cells for the production of therapeutic proteins. Genetix has established a broad and strong customer base among many of the world’s leading biotech and pharmaceutical companies & research institutions. Genetix is quoted on AIM (symbol GTX) and is based in New Milton, Hampshire, UK, with offices in the United States and Germany.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward looking statements as defined in the Private Securities Litigation Reform Act of 1995, regarding, among other matters, the expected timing of the proposed transaction, the ability of the combined entities to pursue growth opportunities and longer-term strategic goals, the Company’s beliefs concerning Genetix and the proposed combined entity, and the effect of the proposed transaction on the Company’s stockholders. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties, which may cause the Company’s actual results to differ materially from the statements contained herein. Actual results could differ materially from those projected in the forward-looking statements as a result of the terms and conditions specified in the definitive merger agreement, and a number of other factors, including the failure of the Company to obtain stockholder approval of the proposed acquisition by Genetix, and the failure of the Company to execute or consummate the acquisition by Genetix. The forward-looking statements in this news release are made as of September 1, 2006, and Applied Imaging is under no obligation to revise or update these forward-looking statements.

Additional Information and Where to Find It

In connection with the proposed transaction, Applied Imaging will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF APPLIED IMAGING ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Applied Imaging Corp., 120 Baytech Drive, San Jose, CA (Telephone: (408) 719-6400). In addition, documents filed with the SEC by Applied Imaging are available free of charge at the SEC’s web site at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Applied Imaging in connection with the transaction, and their interests in the solicitation, will be set forth in the proxy statement of Applied Imaging described above.

- ### -